Exhibit 99.1

      FOR IMMEDIATE RELEASE

SulphCo Provides Operational Update: New International Opportunities Emerge
and OMV Testing Progresses, SulphCo Director Resigns

Houston, TX. October 20, 2009 (GLOBE NEWSWIRE) — SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, today provided an update on operations including the status of opportunities in refinery diesel finishing applications, trans-mix diesel finishing applications and other sulfur reduction applications as well as changes to the Company’s Board of Directors.

Update on New and Continuing Discussions with International Energy Companies

SulphCo continues to work closely with a major international oil company on an application targeted at reducing the sulfur content of a natural gas condensate stream.  SulphCo is currently negotiating a placement and validation agreement with this company that, upon execution, will result in the placement of a Sonocracking™ unit on site to facilitate commercial scale validation of the technology for this application.  SulphCo currently anticipates that this agreement should be executed in the coming weeks.

In addition, SulphCo is currently in detailed discussions with two other major international oil companies regarding applications of the Company’s desulfurization technology. While there can be no guarantees that any commercial contracts will result, the Company expects that one or both will move into the stream specific evaluation phase in the coming months.

“We are encouraged by the growing interest in SulphCo’s desulfurization technology from major integrated energy companies,” said Dr. Larry D. Ryan, SulphCo’s Chief Executive Officer. “In the past several months, we have made significant progress toward commercial acceptance of the technology by new integrated customers with global footprints. While working through the contracting and procurement process of international companies is complex, we believe our patience, persistence and focus on the positive impact of our Sonacracking™ technology will yield significant benefits for SulphCo in the coming months.”

OMV (Austria) Update

SulphCo previously reported that it has been working with OMV – Austria’s largest oil-producing, refining and marketing company - to evaluate various refinery diesel finishing applications utilizing SulphCo’s Sonocracking™ technology.  During the most recent quarter, OMV utilized its linear program refining model to help determine the economics of specific applications for our technology.  In early October, Dr. Ryan and Dr. Florian J. Schattenmann, SulphCo’s Chief Technology Officer, traveled to Vienna to discuss the preliminary results of the linear program refining model with OMV.  Dr. Ryan and Dr. Schattenmann will be meeting with OMV again in early November to discuss the next steps in SulphCo’s work with OMV.

 “We are encouraged by the initial feedback from OMV regarding the preliminary results from its linear program refining model which indicate a positive benefit from SulphCo’s Sonocracking™ technology,” Dr. Ryan said.  “Over the next several months, we expect to continue to work closely with OMV regarding the project planning process through which SulphCo’s Sonocracking™ technology could be integrated into a future OMV investment cycle leading to the potential installation of a commercial Sonocracking™ unit.”

Update on Trans-Mix Diesel Finishing and Other Application Opportunities

On September 15, 2009, SulphCo reported that it had executed a letter of intent with Laguna Development Corporation (“Laguna”) to move toward the installation of SulphCo’s desulfurization technology at Laguna’s New Mexico trans-mix facility.  SulphCo continues to work with Laguna and other companies in the trans-mix market to meet their technical and commercial requirements to produce ultra-low sulfur diesel.

 “We are pleased with the recent progress that we have made with Laguna and other trans-mix concerns as SulphCo works to fill an important market niche to meet the increasingly stringent environmental regulations,” Dr. Ryan added.  “We will continue to diligently move forward to meet the technical and commercial requirements of the trans-mix market.”

Resignation of Edward G. Rosenblum

On October 17, 2009, Edward G. Rosenblum resigned as a member of the Company’s Board of Directors, effective immediately.  Mr. Rosenblum explained in a letter to the Board that his resignation was a path “to make way for new Board members having a greater depth of experience and background in the oil and energy sectors, strengths which will be vital as the Company transitions into its commercial phase of development.”

 “SulphCo wishes to thank Mr. Rosenblum for his dedication to the Company in its formative years,” said Dr. Ryan. “His input and involvement as an independent director were invaluable to management and his fellow directors.”

As a result of Mr. Rosenblum’s departure, SulphCo’s Board consists of six directors, five of which qualify as independent directors.  The Corporate Governance and Nominating Committee of the Board of Directors will continue to evaluate potential directors with relevant sector experience to enhance the knowledge and experience level of the Board.

Participation in Upcoming World Refining Technology Summit & Exhibition

SulphCo will participate in the upcoming World Refining Technology Summit and Exhibition in Vienna, Austria in early November. At the exhibition, Dr. Schattenmann will be making a presentation on Monday, November 2, 2009 on SulphCo’s Sonocracking™ technology and recent developments in desulfurization technology. A copy of the presentation will be available on the Company's website beginning the morning of November 2, 2009 at www.sulphco.com.

Conference Call Reminder

SulphCo will be holding its quarterly investor conference call on Tuesday, October 20, 2009 at 4:30 p.m. (EDT).  The conference call can be accessed in the U.S. by dialing 888-895-5271 and outside of the U.S. by dialing 847-619-6547. The pass code required to access the conference call is 25538107.  A slide presentation will be posted to the Company's website at 4:05 p.m. (EDT) which will provide content to be covered on the call.  Investors may also listen to a live webcast by visiting the following link:

http://webcast.streamlogics.com/audience/index.asp?eventid=55770509 ..

About SulphCo, Inc.

Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil products and crude oil. The overall process is designed to "upgrade" the quality of crude oil and crude oil products by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors & Media
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113